Madison Dam near Ennis, MT 2018 Earnings Webcast February 12, 2019

Presenting Today Forward Looking Statements During the course of this presentation, there will be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking Bob Rowe, statements often address our expected future business President & CEO and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” The information in this presentation is based upon our current expectations as of the date of this document unless otherwise noted. Our actual future business and financial performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason. Although our expectations and beliefs are based on reasonable Brian Bird, assumptions, actual results may differ materially. The Vice President & CFO factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s 10-K and 10-Q along with other public filings with the SEC. 2

2018 Highlights • Net income for the year increased $34.3 million, or 21.1%, as compared to the same period in 2017. This increase was primarily due to a gain related to the adjustment of our electric Qualifying Facilities (QF) liability, demand for electric transmission, customer growth and favorable weather in South Dakota, and the net impact of the Tax Cuts and Jobs Act. These improvements were partly offset by an increase in depreciation expense. • Diluted earnings per share increased $0.58, or 17.4%, as compared to the same period in 2017. o After adjusting to remove benefits of the QF gain, TCJA and a small amount of favorable weather, Non-GAAP* earnings per share increased $0.09, or 2.7%, as compared to the same period in 2017. • We filed an electric general rate review with the Montana Public Service Commission at the end of September. We are requesting a $34.9 million, or 6.6% annual increase to base revenues primarily as a result in increased property taxes and capital investment. • The Board of Directors declared a quarterly dividend of $0.575 per share payable March 29th to shareholders of record as of March 15th, 2019. * See slides 12, 30, 35 & 36 for additional information and Non-GAAP disclosures. 3

Summary Financial Results (Full Year) (1) 4 (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure See appendix for additional disclosure.

Gross Margin (Full Year) (dollars in millions) Twelve Months Ended December 31, 2018 2017 Variance(1) Electric $ 726.5 $ 703.1 $ 23.4 3.3% Natural Gas 192.6 192.3 0.3 0.2% Total Gross Margin (1) $ 919.1 $ 895.4 $ 23.7 2.6% Increase in gross margin due to the following factors: $ 25.1 Electric QF liability adjustment 6.2 Electric transmission 3.3 Natural gas retail volumes 0.4 Montana natural gas rates 0.3 Electric retail volumes (6.1) Impacts of Tax Cuts and Jobs Act (jurisdictional settlements) (1.5) PCCAM supply cost recovery 2.3 Other $ 30.0 Change in Gross Margin Impacting Net Income $ (17.4) Impacts of Tax Cuts and Jobs Act (0.5) Natural gas gathering fees (0.4) Natural gas production taxes 11.7 Property taxes recovered in trackers 0.3 Production tax credits flowed-through trackers $ (6.3) Change in Gross Margin Offset Within Net Income $ 23.7 Increase in Gross Margin 5 (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure See appendix for additional disclosure.

Weather (Full Year) We estimate favorable weather in 2018 has contributed approximately $1.3M pretax benefit as compared to normal and $2.1M pretax detriment as compared to 2017. 6

Operating Expenses (Full Year) (dollars in millions) Twelve Months Ended December 31, 2018 2017 Variance Operating, general & admin. $ 307.1 $ 294.8 $ 12.3 4.2% Property and other taxes 171.3 162.6 8.7 5.4% Depreciation and depletion 174.5 166.1 8.4 5.1% Operating Expenses $ 652.9 $ 623.5 $ 29.4 4.7% Increase in Operating, general & admin expense due to the following factors: $ 7.2 Employee benefits 3.3 Hazard trees (3.7) Distribution System Infrastructure Project expenses (3.3) Labor (2.6) Maintenance costs 1.2 Other $ 2.1 Change in OG&A Items Impacting Net Income $ 10.3 Pension and other postretirement benefits 1.1 Operating expense recovered in trackers (0.7) Non-employee directors deferred compensation (0.5) Natural gas gathering fees $ 10.2 Change in OG&A Items Offset Within Net Income $ 12.3 Increase in Operating, General & Administrative Expenses $8.7 million increase in property and other taxes due primarily to plant additions and higher annual estimated property valuations in Montana. $8.4 million increase in depreciation and depletion expense primarily 7 due to plant additions.

Operating to Net Income (Full Year) (dollars in millions) Twelve Months Ended December 31, 2018 2017 Variance Operating Income $ 266.3 $ 271.8 ($ 5.5) (2.0%) Interest Expense (92.0) (92.3) 0.3 0.3% Other Income / (Expense) 4.0 (3.4) 7.4 217.6% Income Before Taxes 178.3 176.1 2.2 1.2% Income Tax Benefit / (Expense) 18.7 (13.4) 32.1 239.6% Net Income $ 197.0 $ 162.7 $ 34.3 21.1% $0.3 million decrease in interest expenses was primarily due to refinancing of debt in 2017, partly offset by rising interest rates. $7.4 million improvement in other income was due to a $10.3 million decrease in other pension expense (which is offset in OG&A expense) partly offset by lower capitalization of AFUDC. $32.1 million decrease in income tax expense due primarily to a benefit of approximately $19.8 million associated with the final measurement of excess deferred taxes and the impact of the lower federal tax rate of 21.0% compared to 35.0% in 2017. 8

Income Tax Reconciliation (Full Year) 9

Balance Sheet Improvement in debt to capitalization ratio; which is now closer to bottom end of 50%-55% targeted range. 10

Cash Flow Cash from operating activities improved by $59.3 million primarily due to higher net income, improved customer receipts, the receipt of insurance proceeds during the current period. 11

Adjusted Non-GAAP Earnings (Full Year) The adjusted non- GAAP measures presented in the table above are being shown to reflect significant items that were not contemplated in our original guidance, however they should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP. Note: Additional information on Tax Cuts and Jobs Act Non-GAAP adjustment can be found on slide 35 of this presentation. (1) During the first quarter of 2018, we revised our presentation of revenues associated with being a market participant in the Southwest Power Pool to net them with the associated cost of sales. These revenues were previously recorded gross in electric revenues in the Condensed Consolidated Statement of Income. This results in a decrease in electric revenue and a corresponding decrease in cost of sales. There was no impact to operating or net income. We assessed the materiality of this change in presentation, taking into account quantitative and qualitative factors, and determined it to be immaterial. We applied the change in presentation prospectively. (2) Impact of Tax Cuts & Jobs (TCJA) Jurisdictional Settlements includes the addback of $6.1M pretax revenue deferred for customer refunds in excess of the income tax benefits realized in 2018 and $3.3M of pretax expense related to hazard tree removal that was originally proposed to be funded with 50% of TCJA benefits (in lieu of customer refunds). This treatment was ultimately conceded in the settlement in exchange for agreement by the stipulating parties to not oppose a known-and-measurable adjustment equal to the actual 2018 expenditures for hazard tree removal included in our Montana electric rate review 2017 test year. These increases to Non-GAAP earnings were more than offset by the removal of a $19.8M income tax benefit in 2018 related to the final adjustment of excess deferred taxes and $2.4M of increased tax expense related to the two pretax items previously discussed (($6.1M + $3.3M ) x 25.3% = $2.4M). These sum to equal the $22.2M increase to income tax expense ($19.8M + $2.4m) and ultimately result in $12.8M reduction to GAAP Net Income. (3) As a result of the adoption of Accounting Standard Update 2017-07 in March 2018, pension and other employee benefit expense is now disaggregated on the 2017 and 2018 GAAP income statement with portions now recorded in both OG&A expense and Other (Expense) Income lines. To facilitate better understanding of trends in year-over-year comparisons, the non-GAAP adjustment above re- 12 aggregates the expense in OG&A - as it was historically presented prior to the ASU 2017-07 (with no impact to net income or earnings per share).

Looking Forward Regulatory • MPSC to review Montana general electric rate review, filed in September 2018. $3.30$3.30-$3.45-$3.50 • We expect to file an associated FERC rate case for $3.10 - $3.30 our Montana transmission assets in the first quarter 2019. $2.60$3.20 - $2.75-$3.40 Continue to Invest in our T&D infrastructure • Comprehensive infrastructure capital investment program to ensure safety, capacity and reliability. • Natural gas pipeline investment (SAFE PIPES Act, Integrity Verification Process and Pipeline & Hazardous Materials Safety Administration proposed regulations). • Grid modernization, advanced distribution management system and advanced metering infrastructure investment NWE plans to join Western Energy Imbalance Market (EIM) • Real-time energy market could mean lower cost of energy for Montana customers, more efficient use of renewables and greater power grid reliability. Cost Control Efforts • Continue to monitor costs, including labor, benefits and property tax valuations to mitigate increases. Advance Electricity Resource Planning efforts in South Dakota and Montana 13

Montana Electric Tracker Update The MPSC issued a final order in January 2019 approving a Power Cost & Credit Adjustment Mechanism (PCCAM) with the following provisions: • A baseline of power supply costs; • Symmetrical deadband of +/- $4.1 million from the established baseline. Supply cost variances above or below the deadband are shared 90/10 with customers/shareholders, respectively; and • Retroactive implementation to the effective date of the new legislation (July 1, 2017). Our 2018 results include a net reduction in the recovery of supply costs from customers of approximately $1.5 million in the Consolidated Statements of Income, which includes the following: • For the 2017/2018 period, actual costs were below base revenues by approx. $3.4 million, resulting in no refund to customers. • For the 2018/2019 period, actual costs were above base revenues by approx. $11.8 million, resulting in a regulatory asset for collection from customers of approx. $6.9 million and a $4.9 million reduction in recovery of supply costs for the first six months of the period. 14

Estimated Impacts of the Tax Cuts & Jobs Act Montana: In December 2018, the MPSC approved a settlement agreement providing a $20.5 million one-time customer credit to electric and natural gas customers. In addition, the settlement provides: • A $1.3 million annual reduction in natural gas rates beginning 2019 and funds for low-income energy assistance and weatherization. • Agreement of the parties not to oppose our request to include up to $3.5 million of costs to address hazard tree removal in our 2018 O’Dell Creek in the Madison River Valley electric rate review filing. • Issues related to the revaluation of deferred income taxes will also be addressed in rate review. South Dakota: In September 2018, the SDPUC approved a settlement that resulted in a $3.0 million customer credit in the fourth quarter of 2018 and a two-year rate moratorium (until January 1, 2021). Nebraska: In August 2018, the NPSC approved a settlement to evaluate the impact of the TCJA on an annual basis and had no impact on our financial statements. Consolidated Impact: 2018 results include a net benefit related to the impact of the TCJA, which includes: • An income tax benefit of $19.8 million due to final revaluation of deferred income tax liabilities. • A net loss of $6.1 million resulting from $23.5 million in customer credits from approved tax settlements partially offset by a $17.4 million reduction in income tax expense due to the reduction in federal tax rate. • $3.3 million of expense related to our hazard tree program as agreed in our Montana settlement. Our initial filing with the MPSC instead proposed using a portion of the TCJA benefits to fund this expenditure. We expect a reduction in our cash flows from operations ranging from $20 - $22 million in 2019, as a result of customer credits. Due to our existing NOL position and other tax credits, we expect to be a cash tax payer during 2020, with credits reducing our cash tax obligation into 2022. We estimate that our effective income tax rate will range from 0% to 5% in 2019. 15

NWE Energy Supply Resource Plans South Dakota Electricity Supply Resource Plan Ryan Dam Upgrade • Published fall of 2018, the plan focuses on modernization of our fleet to improve reliability and flexibility, maintain compliance in Southwest Power Pool, and lowering operating costs. Check The plan identifies 90MWs of existing generation that should be language to retired and replaced over the next 10 years (in addition to 8MWs match 10K of mobile generation that will be installed by end of 2019). • We expect to issue a all-source request for proposal in the second quarter of 2019 to replace 60 MW of combustion turbine generation by late 2021. Montana Electricity Supply Resource Plan • Draft plan to be filed in the first quarter of 2019 and expected to be finalized mid-2019 after a 60 day public comment period. The plan will address our significant generation capacity deficits and negative reserve margin. • Our current peak requirement for energy is about 1,400 MW. We are currently 630 MW short, which is subject to market purchases. We forecast that our generation portfolio will be 725 MW short by 2025. • Planned regional retirements of 3,500 MW of coal-fired generation are forecasted by the Northwest Power and Conservation Council causing regional energy shortages as early as 2021. • We expect to solicit competitive all-source proposals in 2019 for up to 200 MW of peaking capacity available by 2022. • These supply additions would meet ~25% of our projected need in 2025. • We expect the process will be repeated in subsequent years to provide a resource-adequate energy and capacity portfolio (~200 MWs of capacity per year from 2022 to 2025) . The all-source capacity additions discussed above are subject to a competitive solicitation process administered by independent evaluators. As a result, we have not included the necessary capital investment in our current five year capital forecast. These additions could increase our capital spending in excess of $200 million over the next five years. 16

Montana Electric Rate Case

Background

- First general electric rate case in Montana since 2009.
- While we have efficiently managed operating and administrative costs, increased Montana property taxes and significant investment in the system have compelled the request for rate relief.



Two Dot Wind Farm - MT

Filing (Docket D2018.2.12)

- Filed with the MPSC in September 2018 based on 2017 test year and $2.34 billion of rate base.
- Requesting $34.9 million annual increase to electric rates. This reflects a 6.6% increase to Montana electric revenues and a 7.4% increase to the typical residential bill.
- 10.65% return on equity, 4.26% cost of debt, 49.4% equity and 7.42% return on rate base[1]
- Requested $13.8 million interim increase effective Nov. 1, 2018. We expect to receive a decision on our interim request after intervenor testimony is filed. If the MPSC does not issue an order within nine months of the filing, new rates may be placed into effect on an interim and refundable basis.
- Requests the following additional items
  - Approval to capitalize Demand Side Management Costs
  - Establish a new baseline for PCCAM costs
  - Place Two Dot Wind in rate base
  - Approval of new net metering customer class and rate for new residential private generation customers

Timeline

- Intervenor testimony – February 12, 2019 (extended from February 8)
- NorthWestern Rebuttal testimony and cross-intervenor testimony – April 5, 2019
- Hearing commences – May 13, 2019

NorthWestern Energy
Delivering a Bright Future

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1. Except for Colstrip Unit 4 which has an lifetime ROR of 8.25% per D2008.6.69 (Order No. 6925f)

Capital Investment Forecast $1.6 billion of total capital investment over five years. Increased investment in first three years primarily as a result of advanced metering infrastructure (AMI). We anticipate funding the expenditures with a combination of cash flows (aided by NOLs available into 2020) and long-term debt issuances. Significant capital investments that are not in the above projections or further negative regulatory actions could necessitate additional equity funding. Capital projections above do not include investment necessary to address capacity issues as identified in the South Dakota and pending* Montana Electricity Supply Resource Procurement Plans. *Draft plan to be release by end of first quarter 2019. 18

Conclusion Best Attractive Pure Strong Solid Utility Practices Future Electric & Earnings & Foundation Corporate Growth Gas Utility Cash Flows Governance Prospects 19

Appendix 20

Appendix Segment Results (Full Year) (1) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 21 See appendix for additional disclosure.

Appendix Electric Segment (Full Year) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 22 See appendix for additional disclosure.

Appendix Natural Gas Segment (Full Year) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 23 See appendix for additional disclosure.

Appendix Summary Financial Results (Fourth Quarter) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 24 See appendix for additional disclosure.

Appendix Gross Margin (Fourth Quarter) (dollars in millions) Three Months Ended December 31, 2018 2017 Variance(1) Electric $ 176.6 $ 175.0 $ 1.6 0.9% Natural Gas 59.8 60.5 (0.7) (1.2%) Total Gross Margin $ 236.4 $ 235.5 $ 0.9 0.4% Increase in gross margin due to the following factors: $ (6.1) Impacts of Tax Cuts and Jobs Act (jurisdictional settlements) (1.6) Montana natural gas supply rates 2.1 Electric transmission 1.0 Natural gas retail volumes 0.3 PCCAM supply cost recovery 2.0 Other $ (2.3) Change in Gross Margin Impacting Net Income (1) Gross Margin, $ 4.6 Property taxes recovered in trackers defined as revenues less cost 0.5 Production tax credits flowed-through trackers of sales, is a non- GAAP Measure. (1.0) Impacts of Tax Cuts and Jobs Act See appendix for (0.5) Operating expenses recovered in trackers additional (0.4) Natural gas production taxes disclosure. $ 3.2 Change in Gross Margin Offset Within Net Income $ 0.9 Increase in Gross Margin 25

Appendix Weather (Fourth Quarter) We estimate unfavorable weather in fourth quarter 2018 resulted in a $1.0M pretax detriment as compared to normal and $2.8M pretax detriment as compared to period in 2017. 26

Appendix Operating Expenses (Fourth Quarter) (dollars in millions) Three Months Ended December 31, 2018 2017 Variance Operating, general & admin. $ 85.2 $ 76.2 $ 9.0 11.8% Property and other taxes 43.0 44.1 (1.1) (2.5%) Depreciation and depletion 43.6 41.7 1.9 4.6% Operating Expenses $ 171.8 $ 162.0 $ 9.8 6.0% Increase in operating, general & admin expense due to the following factors: $ 5.3 Employee benefits 2.1 Hazard trees 0.7 Maintenance costs (1.1) Distribution System Infrastructure Project expense (0.5) Labor 0.2 Other $ 6.7 Change in OG&A Items Impacting Net Income $ 2.4 Pension and other postretirement benefits 0.6 Operating expenses recovered in trackers (0.7) Non-employee directors deferred compensation $ 2.3 Change in OG&A Items Offset Within Net Income $ 9.0 Increase in Operating, General & Administrative Expenses $1.1 million decrease in property and other taxes due primarily to an accrual true up in 2017 partially offset by plant additions and higher annual estimated property valuations in Montana. $1.9 million increase in depreciation and depletion expense primarily due to 27 plant additions.

Appendix Operating to Net Income (Fourth Quarter) (dollars in millions) Three Months Ended December 31, 2018 2017 Variance Operating Income $ 64.6 $ 73.5 $ (8.9) (12.1%) Interest Expense (23.8) (22.3) (1.5) (6.7%) Other Income / (Expense) 2.2 - 2.2 - Income Before Taxes 43.0 51.2 (8.2) (16.0%) Income Tax Benefit / (Expense) 23.4 (3.3) 26.7 809.1% Net Income $ 66.4 $ 47.9 $ 18.5 38.6% $1.5 million increase in interest expenses was primarily due to rising interest rates in 2018 compared to 2017. $2.2 million improvement in other income was due to a decrease in other pension expense partly offset by a decrease in the value of deferred shares held in trust for non- employee directors deferred compensation (both of which are offset in operating, general, and administrative expenses with no impact to net income). $26.7 million decrease in income tax expense due primarily to a $19.8 million benefit associated with a final measurement of excess deferred taxes and lower federal tax rate (21.0% compared to 35.0% in 2017) as a result of the TCJA. 28

Appendix Income Tax Reconciliation (Fourth Quarter) 29

Appendix Adjusted Non-GAAP Earnings (Fourth Quarter) The adjusted non- GAAP measures presented in the table above are being shown to reflect significant items that were not contemplated in our original guidance, however they should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP. Note: Additional information on Tax Cuts and Jobs Act Non-GAAP adjustment can be found on slide 35 of this presentation. (1) During the first quarter of 2018, we revised our presentation of revenues associated with being a market participant in the Southwest Power Pool to net them with the associated cost of sales. These revenues were previously recorded gross in electric revenues in the Condensed Consolidated Statement of Income. This results in a decrease in electric revenue and a corresponding decrease in cost of sales. There was no impact to operating or net income. We assessed the materiality of this change in presentation, taking into account quantitative and qualitative factors, and determined it to be immaterial. We applied the change in presentation prospectively. (2) Impact of Tax Cuts & Jobs (TCJA) Jurisdictional Settlements includes the addback of $6.1M pretax revenue deferred for customer refunds in excess of the income tax benefits realized in 2018 and $3.3M of pretax expense related to hazard tree removal that was originally proposed to be funded with 50% of TCJA benefits (in lieu of customer refunds). This treatment was ultimately conceded in the settlement in exchange for agreement by the stipulating parties to not oppose a known-and-measurable adjustment equal to the actual 2018 expenditures for hazard tree removal included in our Montana electric rate review 2017 test year. These increases to Non-GAAP earnings were more than offset by the removal of a $19.8M income tax benefit in 2018 related to the final adjustment of excess deferred taxes and $2.4M of increased tax expense related to the two pretax items previously discussed (($6.1M + $3.3M ) x 25.3% = $2.4M). These sum to equal the $22.2M increase to income tax expense ($19.8M + $2.4m) and ultimately result in $12.8M reduction to GAAP Net Income. (3) As a result of the adoption of Accounting Standard Update 2017-07 in March 2018, pension and other employee benefit expense is now disaggregated on the 2017 and 2018 GAAP income statement with portions now recorded in both OG&A expense and Other (Expense) Income lines. To facilitate better understanding of trends in year-over-year comparisons, the non-GAAP adjustment above re- 30 aggregates the expense in OG&A - as it was historically presented prior to the ASU 2017-07 (with no impact to net income or earnings per share).

Appendix Segment Results (Fourth Quarter) (1) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 31 See appendix for additional disclosure.

Appendix Electric Segment (Fourth Quarter) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 32 See appendix for additional disclosure.

Appendix Natural Gas Segment (Fourth Quarter) (1) (1) Gross Margin, defined as revenues less cost of sales, is a non-GAAP Measure. 33 See appendix for additional disclosure.

Appendix Qualified Facility Earnings Benefit The $25.1 million earnings improvement, recorded in the 2nd quarter of 2018, related to certain Qualified Facilities (QF) contracts is a result of: • A $17.5 million benefit resulting from the reduction of the estimated future liability of unrecoverable QF costs. The primary driver of the reduction is due to price escalation that was lower than the three percent assumption in the liability, which was also adjusted in 2015. Due to the periodic nature of this estimated liability adjustment, this benefit has been excluded from non-GAAP earnings. • A $7.6 million benefit due to the annual adjustment to reflect lower actual output and pricing of QF related supply costs driven largely by outages at two QF facilities. Due to the annual nature of this adjustment to actual costs, this benefit has NOT been excluded from non-GAAP earnings. Our electric QF liability consists of unrecoverable costs associated with contracts covered under PURPA that are part of a 2002 stipulation with the MPSC and other parties. Risks / losses associated with these contracts are born by shareholders, not customers. Therefore, any mitigation of prior losses and / or benefits of liability reduction also accrue to shareholders. 34

Appendix 2018 Non-GAAP Adjustment for TCJA

(in millions)	(1) Revenue Deferred for Settlements in excess of Tax Benefit	(2) Expense for Hazard Tree Program	(3) Final Adjustment of Excess Deferred Taxes	Non GAAP Impact of Tax Cuts & Jobs Act Jurisdictional Settlements
Revenues	$6.1	-	-	$6.1
Cost of sales	-	-	-	-
Gross Margin	**6.1**	**-**	**-**	**6.1**
Op. Expenses				-
OG&A	-	(3.3)	-	(3.3)
Prop. & other taxes	-	-	-	-
Depreciation	-	-	-	-
Total Op. Exp.	**-**	**(3.3)**	**-**	**(3.3)**
Op. Income	**6.1**	**3.3**	**-**	**9.4**
Interest expense	-	-	-	-
Other (Exp.) Inc., net	-	-	-	-
Pretax Income	**6.1**	**3.3**	**-**	**9.4**
Income tax	(1.5)	(0.8)	(19.8)	(22.2)
Net Income	**$4.6**	**2.5**	**(19.8)**	**($12.8)**
ETR	25.3%	25.3%	-	235.9%
Diluted Shares	50.2	50.2	50.2	50.2
Diluted EPS	$0.09	0.05	(0.39)	(0.25)

(1) Impact of Tax Cuts & Jobs (TCJA) Jurisdictional Settlements includes the addback of $6.1M pretax revenue deferred for customer refunds in excess of the income tax benefits realized in 2018; and

(2) $3.3M of pretax expense related to hazard tree removal that was originally proposed to be funded with 50% of TCJA benefits (in lieu of customer refunds). This treatment was ultimately conceded in the settlement in exchange for agreement by the stipulating parties to not oppose a known-and-measurable adjustment equal to the actual 2018 expenditures for hazard tree removal included in our Montana electric rate review 2017 test year.

(3) These increases to Non-GAAP earnings were more than offset by the removal of a $19.8M income tax benefit in 2018 related to the final adjustment of excess deferred taxes.

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Appendix Non-GAAP Financial Measures These materials include financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled 36 measures.

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